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                                                                   EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


1. Liberty Acquisition Corporation, a Tennessee corporation and wholly owned subsidiary of iLinc Communications, Inc.

2. Special Omega Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of iLinc Communications, Inc.

3. Pentegra Investments, Inc., a Delaware corporation and wholly owned subsidiary of iLinc Communications, Inc.

4. Edge Acquisition Subsidiary, Inc., a Delaware Corporation and wholly owned subsidiary of iLinc Communications, Inc.

5. TW Acquisition Subsidiary, Inc., a Delaware Corporation and wholly owned subsidiary of iLinc Communications, Inc.